Exhibit 99.1

PPD Announces First Quarter 2006 Earnings

Contacts:

Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

First Quarter Highlights:

•	Gross new authorizations increase 41.5 percent year-over-year to $468.8 million

•	Development segment net revenue growth of 21.1 percent over Q1 2005

•	Development segment gross and operating margins expanded year-over-year

WILMINGTON, N.C., April 17, 2006—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2006.

PPD recorded net revenue of $299.4 million for the first quarter of 2006, an increase of 22.7 percent over net revenue of $244.1 million for the first quarter of 2005. Net revenue for the first quarter 2006 included reimbursed out-of-pocket expenses of $22.7 million, compared to $18.3 million for the same period in 2005.

Income from operations for the first quarter 2006 was $60.9 million, an increase of 39.4 percent over income from operations of $43.7 million for the same period in 2005. First quarter 2006 income from operations was recognized in accordance with Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments,” which the company adopted effective January 1, 2006, and included $4.1 million of non-cash stock option expense. First quarter 2005 income from operations included a $5.1 million pre-tax gain on exchange of assets associated with the acquisition of SurroMed, Inc.’s biomarker business. Operating income for this period also has been adjusted to include $4.2 million of non-cash stock option expense pursuant to the modified retrospective application method provided for in SFAS No. 123(R) to allow a more accurate period-to-period comparison. Research and development expense for the first quarter 2006 was $0.7 million, compared to $8.8 million for the same period last year. This decline in R&D expense was primarily related to the July 2005 transfer of PPD’s development and commercialization rights and obligations to the dipeptidyl peptidase IV (DPP4) inhibitor program to Takeda San Diego, Inc.

First quarter 2006 earnings per diluted share were $0.35, compared to $0.29 for the first quarter of 2005. Earnings per diluted share for first quarter 2006 include non-cash stock option expense, net of tax, of $0.023 per diluted share. First quarter 2005 earnings per diluted share have been restated to include non-cash stock option expense of $0.024 per diluted share, net of tax, and to reflect the two-for-one stock split completed on February 28, 2006.

PPD Announces First Quarter 2006 Earnings

The effective tax rate for the first quarter 2006 was 34.5 percent, compared to 26.8 percent for the same period last year. The lower tax rate for the first quarter of 2005 was attributable to a $3.7 million reduction in our capital loss valuation allowance in that quarter resulting from the recognition of capital gains from both the SurroMed transaction and the milestone payment we received in connection with ALZA Corporation’s filing of the new drug application (NDA) for dapoxetine.

Segment Performance

Development segment net revenue for the first quarter of 2006, which does not include reimbursed out-of-pocket expenses, was $257.7 million, an increase of 21.1 percent over the same period in 2005. Development segment income from operations for the first quarter 2006 was $48.6 million, compared to $37.8 million for the same period in 2005.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $18.9 million for the first quarter of 2006, compared to $12.9 million in the same period last year. First quarter 2006 discovery sciences net revenue included a $15.0 million milestone payment from Takeda triggered by the dosing of the twentieth patient in the on-going Phase III clinical trial for Takeda’s DPP4 candidate, SYR-322. First quarter 2005 discovery sciences net revenue included the $10.0 million dapoxetine NDA milestone payment. Discovery sciences segment first quarter 2006 income from operations was $12.3 million, compared to income from operations of $5.9 million for the first quarter 2005. First quarter 2005 income from operations included the $5.1 million pre-tax gain on the exchange of assets involving SurroMed’s biomarker business.

Other Financial Information

Gross new business authorizations for the first quarter of 2006 totaled $468.8 million. The first quarter 2006 cancellation rate was 18.7 percent. Net days sales outstanding at March 31, 2006 were 37 days. At March 31, 2006, PPD had $336.8 million in cash, cash equivalents and marketable securities and $30.9 million in debt, primarily related to the ongoing construction of the new corporate headquarters building in Wilmington, North Carolina.

“In a quarter that has been historically light, PPD delivered its second largest quarter of gross and net new business on record, as well as year-over-year margin expansion in the development segment,” said Fred Eshelman, chief executive officer of PPD. “In addition to the strong performance in the core business, we earned the milestone payment on the Takeda DPP4 compound and the Phase III program for that compound continues to advance, which positions PPD well to build additional value for our shareholders.”

PPD will conduct a live conference call and audio Webcast tomorrow, April 18, 2006, at 9 a.m. ET to discuss its first quarter 2006 results. A Q&A session will follow. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 27 countries and more than 8,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

PPD Announces First Quarter 2006 Earnings

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, government and medical device industry segments; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including obtaining regulatory approval; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

###

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenue:
Development	$257,749	$212,921
Discovery Sciences	18,949	12,860
Reimbursed out-of-pockets	22,671	18,273

Total net revenue	299,369	244,054

Direct costs:
Development	128,417	109,828
Discovery Sciences	2,408	1,927
Reimbursable out-of-pocket expenses	22,671	18,273

Total direct costs	153,496	130,028

Research and development	681	8,821
Selling, general and administrative	71,957	57,883
Depreciation	11,023	8,359
Amortization	273	288
Loss on disposal of assets	1,011	105
Gain on exchange of assets	—	(5,144)

Income from operations	60,928	43,714

Other income, net	2,959	1,180

Income before income taxes	63,887	44,894
Income tax expense	22,041	12,013

Net income	$41,846	$32,881

Net income per share:
Basic	$0.36	$0.29

Diluted	$0.35	$0.29

Weighted average number of shares outstanding:
Basic	116,233	113,516

Diluted	117,973	115,058

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$336,835	$319,820
Accounts receivable and unbilled services, net	$336,572	$303,386
Working capital	$371,220	$327,638
Total assets	$1,233,876	$1,159,600
Unearned income	$166,702	$162,662
Long-term debt, including current portion	$30,918	$24,302
Shareholders’ equity	$810,586	$750,676